January 2008 Pricing Sheet dated January 24, 2008 relating to Preliminary Terms No. 463 dated December 26, 2007 to Registration Statement No. 333-131266 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Equities
Four PLUS Each Based on the Value of a Different Underlying Index
Performance Leveraged Upside SecuritiesSM
This pricing sheet offers four separate PLUS, each relating to a different underlying index.  Each offering provides exposure to a single underlying index.  The performance of each offering will depend only on the performance of the single underlying index to which it relates and not on the performance of any other index or offering.
PRICING TERMS FOR EACH PLUS– JANUARY 24, 2008
Issuer:	Morgan Stanley
Agent:	Morgan Stanley & Co. Incorporated
Maturity date:	February 20, 2009
Payment at maturity:	▪ If final index value is greater than initial index value,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
▪ If final index value is less than or equal to initial index value,
$10 x (final index value / initial index value)
This amount will be less than or equal to the stated principal amount of $10.
Leveraged upside payment:	$10 x leverage factor x index percentage increase
Index percentage increase:	(final index value – initial index value) / initial index value
Initial index value:	The index closing value of the underlying index on the pricing date. See “Specific Terms for Each PLUS – Initial index value” below.
Final index value:	The index closing value of the underlying index on the valuation date, subject to adjustment for certain market disruption events
Stated principal amount:	$10
Issue price:	$10 (see “Price to public” below)
Pricing date:	January 24, 2008
Original issue date:	January 31, 2008 (5 business days after the pricing date)
Listing:
The SPX PLUS have been approved for listing on The American Stock Exchange LLC (“AMEX”), subject to official notice of issuance.  The AMEX listing symbol for the SPX PLUS is “RLL.”  It is not possible to predict whether any secondary market for the SPX PLUS will develop.
The DJIA PLUS, the NDX PLUS and the RTY PLUS will not be listed on any securities exchange.

SPECIFIC TERMS FOR EACH PLUS
Underlying index:	Dow Jones Industrial AverageSM (“DJIA”)	NASDAQ-100 Index® (“NDX”)	S&P 500® Index (“SPX”)	Russell 2000® Index (“RTY”)
Initial index value:	12,378.61	1,826.92	1,352.07	692.72
Valuation date:	February 18, 2009	February 18, 2009	February 18, 2009	February 18, 2009
Leverage factor:	300%	300%	300%	300%
Maximum payment at maturity:	$11.50 (115%)	$11.70 (117%)	$11.60 (116%)	$12.00 (120%)
CUSIP:	61747W844	61747W851	61747W869	61747W877
Listing ticker symbol:	None	None	RLL	None
Securities exchange for listing:	None	None	AMEX	None
	Per DJIA PLUS	Total	Per NDX PLUS	Total	Per SPX PLUS	Total	Per RTY PLUS	Total
Price to public:(1)	$10	$3,400,000	$10	$5,400,000	$10	$13,100,000	$10	$2,350,000
Agent’s commissions(1)(2)	$0.15	$51,000	$0.15	$81,000	$0.15	$196,500	$0.15	$35,250
Proceeds to company	$9.85	$3,349,000	$9.85	$5,319,000	$9.85	$12,903,500	$9.85	$2,314,750
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor.  The lowest price payable by an investor is $9.95 per PLUS.  Please see “Syndicate Information” on page 6 of the accompanying preliminary terms for further details.

(2)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for PLUS.
“Dow Jones Industrial AverageSM,” “Dow JonesSM,” and “DJIASM” are service marks of Dow Jones & Company, Inc.  The “NASDAQ®,” “NASDAQ-100®,” “Nasdaq Global MarketSM” and “NASDAQ-100 Index” are trade or service marks of The Nasdaq Stock Market, Inc.  “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc.  The “Russell 2000® Index” is a trademark of Frank Russell Company.  These service marks and trademarks have been licensed for use by Morgan Stanley.  The PLUS are not sponsored, endorsed, sold or promoted by any of the foregoing index publishers, and the index publishers make no representation regarding the advisability of investing in the PLUS.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY TERMS DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Terms No. 463 dated December 26, 2007
Amendment No. 2 to Prospectus Supplement for PLUS dated October 24, 2007         Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.